Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2025, except for the effects of Note 4 as to which the date is March 10, 2026, relating to the consolidated financial statements of LifeMD, Inc. (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Marcum LLP

Marlton, New Jersey

March 31, 2026